UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2020

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32663	88-0318078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4830 North Loop 1604W, Suite 111
San Antonio, Texas 78249
(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 547-8800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	“CCO”	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into Material Definitive Agreement

On June 12, 2020, Clear Channel Outdoor Holdings, Inc. (the “Company”) and the other loan parties thereto, entered into an amendment (the “Amendment”) to the Company’s credit agreement, dated as of August 23, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), with the several lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, which governs the Company’s revolving credit facility (the “Revolving Credit Facility”) and term loan.

The Credit Agreement contains a springing financial covenant, applicable to the Revolving Credit Facility, that applies (x) if the total net leverage ratio if greater than 6.50:1.00, when the balance of the Revolving Credit Facility is greater than $0 (subject to certain exclusions) or (y) if the total net leverage ratio is equal to or less than 6.50:1.00, when the balance of the Revolving Credit Facility exceeds 35% of the aggregate commitments under the Revolving Credit Facility (subject to certain exclusions). Prior to the Amendment, the springing financial covenant required compliance with a first lien net leverage ratio of 7.60 to 1.00, with a stepdown to 7.10 to 1.00 commencing with the last day of the fiscal quarter ending June 30, 2021. The Amendment suspends the springing financial covenant for the reporting periods ending September 30, 2020, December 31, 2020, March 31, 2021 and June 30, 2021 and delays the financial covenant stepdown to 7.10 to 1.00 until the March 31, 2022 reporting period. This suspension period will end early if a Specified Event (as defined below) occurs. “Specified Event” is defined as (i) certain repayments by the Company or its restricted subsidiaries of junior debt prior to maturity if the Company does not have Liquidity (as defined below) of $250.0 million following such repayment, (ii) the making of certain voluntary restricted payments, (iii) the Company making a REIT Election (as defined in the Credit Agreement) or (iv) the repayment of by the Company or its restricted subsidiaries of unsecured or junior lien indebtedness (including the 9.25% Senior Notes due 2024 and the CCIBV note issued in May 2020) using cash on hand or the proceeds of borrowings under the Revolving Credit Facility if the Company does not have Liquidity of $250.0 million following such repayment.

In addition, for all reporting periods through September 30, 2021, the Company will comply with a liquidity covenant that requires the Company to maintain minimum Liquidity of $150.0 million. The Amendment defines “Liquidity” as cash on hand and availability under the Company’s receivables-based credit facility and Revolving Credit Facility. The Amendment also provides for an equity cure in the event the Company fails to comply with the liquidity covenant as of the last day of any calendar month, pursuant to which the cash proceeds of any direct equity investment in the Company made during the period ending 10 business days following the failure to comply with the liquidity covenant will be included in the calculation of Liquidity for purposes of determining compliance with the liquidity covenant for that month, subject to certain conditions.

The remaining terms of the Credit Agreement, as amended by the Amendment, are substantially the same as the terms under the existing Credit Agreement, including with respect to events of default and loan acceleration.

The foregoing descriptions of the Amendment and the Credit Agreement do not purport to be complete, and are qualified in their entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 23, 2019, each of which is incorporated herein by reference.

Item 8.01	Other Events

On June 15, 2020, the Company issued a press release with respect to the Amendment. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1

First Amendment to Credit Agreement, dated as of June 12, 2020, among Clear Channel Outdoor Holdings, Inc., the other loan parties thereto and Deutsche Bank AG New York Branch, as Administrative Agent.

99.1	Press Release dated June 15, 2020.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Date: June 15, 2020	By:	/s/ Brian D. Coleman
Brian D. Coleman
Chief Financial Officer and Treasurer